Underlying supplement no. 870 To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006	Registration Statement no. 333-134553 Dated July 12, 2007 Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

Basket Consisting of Russian Depositary Receipts Index® (RDX), the FTSE/Xinhua China 25 Index™ (XINOI) and the iShares® MSCI Brazil Index Fund (EWZ)

General

•

Lehman Brothers Holdings Inc. may offer and sell notes linked to a basket of two indices and an index fund from time to time. The index fund will be linked to an underlying index. This underlying supplement no. 870 describes the Basket of the Russian Depositary Receipts Index®, the FTSE/Xinhua China 25 Index™ and the iShares® MSCI Brazil Index Fund, which we refer to in this underlying supplement as Basket Components. The Russian Depositary Receipts Index® and the FTSE/Xinhua China 25 Index™ collectively are referred to as Basket Indices (each, a “Basket Index”). The iShares® MSCI Brazil Index Fund is referred to as the “Basket Fund”. The index underlying the Basket Fund is the MSCI Brazil IndexSM (the “Underlying Index”). The specific terms for each series of notes will be included in a product supplement. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes. We refer to such term sheets and pricing supplements generally as terms supplements. You should read the base prospectus, the MTN prospectus supplement, the relevant product supplement and any other related prospectus supplement, term sheet or pricing supplement, including the description of the Basket of the Russian Depositary Receipts Index®, the FTSE/Xinhua China 25 Index™ and the iShares® MSCI Brazil Index Fund set forth in this underlying supplement, carefully before you invest in the notes. Any terms used herein but not defined herein shall have the meaning given to them in the base prospectus, the MTN prospectus supplement or relevant product supplement or free writing prospectus. This underlying supplement may not be used to sell securities unless accompanied by the base prospectus, the MTN prospectus supplement, the relevant product supplement, the relevant terms supplements and any other related prospectus supplements.

Investing in notes linked to a Basket consisting of the Russian Depositary Receipts Index®, the FTSE/Xinhua China 25 Index™ and the iShares® MSCI Brazil Index Fund involves a number of risks. See “ Risk Factors” beginning on page US-1 in this underlying supplement no. 870 and “Risk Factors” in the relevant product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this underlying supplement no. 870, the accompanying base prospectus, the MTN prospectus supplement, the relevant product supplement, the relevant terms supplements and any other related prospectus supplements. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

July 12, 2007

•

“RDX®” and “Russian Depositary Receipts Index®” are the service marks of Wiener Börse AG and will be licensed for use by Lehman Brothers Holdings Inc. Notes linked to the performance of the Russian Depositary Receipts Index® are not sponsored, endorsed, sold or promoted by Wiener Börse AG, and Wiener Börse AG makes no representation regarding the advisability of investing in any such notes.

•

“FTSE®”, “Xinhua®” and “FTSE/Xinhua China 25 Index™” are trademarks of FTSE/Xinhua Index Limited (“FXI”), a joint venture of FTSE Group (“FTSE”) and Xinhua Finance (“Xinhua”) and have been licensed for use by Lehman Brothers Holdings Inc. Notes linked to the performance of the FTSE/Xinhua China 25 Index™ are not sponsored, endorsed, sold or promoted by FXI and FXI makes no representation regarding the advisability of investing in any such notes.

US-i

•

“MSCI Brazil IndexSM” is a service mark of Morgan Stanley Capital International Inc. (“MSCI”) and has been licensed for use by Lehman Brothers Holdings Inc. Notes, linked to the performance of the iShares® MSCI Brazil Index Fund, which is correlated, in part, with the MSCI Brazil IndexSM, are not sponsored, endorsed, sold or promoted by MSCI and MSCI makes no representation regarding the advisability of investing in any such notes.

•

“iShares®” is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Lehman Brothers Holdings Inc. The notes, linked to the performance of the iShares® MSCI Brazil Index Fund, are not sponsored, endorsed, sold or promoted by BGI. BGI makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

US-ii

Underlying Supplement

Risk Factors	US-1
The Basket	US-5
The Russian Depositary Receipts Index®	US-6
The FTSE/Xinhua China 25 Index™	US-10
The iShares® MSCI Brazil Index Fund	US-15

MTN Prospectus Supplement
Risk Factors	S-4
Description of the Notes	S-13
Supplemental United States Federal Income Tax Consequences	S-37
Certain ERISA Considerations	S-44
Plan of Distribution	S-45
Appendix A	S-48

Base Prospectus
Prospectus Summary	1
General Information	6
Cautionary Statement Regarding Forward-Looking Statements	6
Use of Proceeds	7
Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends	7
Description of Debt Securities	8
Description of Warrants	19
Description of Purchase Contracts	23
Description of Preferred Stock	27
Description of Depositary Shares	30
Description of Common Stock	32
Description of Units	34
Form, Exchange and Transfer	37
Book-Entry Procedures and Settlement	38
United States Federal Income Tax Consequences	40
Plan of Distribution	54
Certain ERISA Considerations	58
Where You Can Find More Information	58
Legal Matters	59
Experts	59

In making your investment decision, you should rely only on the information contained or incorporated by reference in the relevant terms supplements, this underlying supplement no. 870, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement with respect to the notes offered and with respect to Lehman Brothers Holdings Inc. The relevant terms supplements, this underlying supplement no. 870, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. We have not authorized anyone to give you any additional or different information. The information in the relevant terms supplements, this underlying supplement no. 870, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement may only be accurate as of the dates of each of these documents, respectively.

The notes described in the relevant terms supplements, this underlying supplement no. 870 and the relevant product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain

US-iii

jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplements, this underlying supplement no. 870, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this underlying supplement no. 870, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

US-iv

RISK FACTORS

Your investment in notes linked to a Basket consisting of the Russian Depositary Receipts Index®, the FTSE/Xinhua China 25 Index™ and the iShares® MSCI Brazil Index Fund will involve certain risks. Investing in the notes is not equivalent to investing directly in the Russian Depositary Receipts Index®, the FTSE/Xinhua China 25 Index™ and the iShares® MSCI Brazil Index Fund or any of the component stocks of the Russian Depositary Receipts Index®, the FTSE/Xinhua China 25 Index™ and the iShares® MSCI Brazil Index Fund. You should consider carefully the following discussion of risks before you decide that an investment in notes linked to a Basket consisting of the Russian Depositary Receipts Index®, the FTSE/Xinhua China 25 Index™ and the iShares® MSCI Brazil Index Fund is suitable for you. In addition, you should consider carefully the discussion of risks set forth in the relevant product supplement before you decide that an investment in the notes is suitable for you.

The amount payable at maturity will not be adjusted, unless otherwise specified in the relevant product supplement or terms supplements, for changes in exchange rates that might affect the Russian Depositary Receipts Index®, the FTSE/Xinhua China 25 Index™ and the iShares® MSCI Brazil Index Fund.

Although the stocks composing the Russian Depositary Receipts Index®, the FTSE/Xinhua China 25 Index™ and the iShares® MSCI Brazil Index Fund are traded in currencies other than U.S. dollars, and the notes, which are linked to the Basket which includes the Russian Depositary Receipts Index®, the FTSE/Xinhua China 25 Index™ and the iShares® MSCI Brazil Index Fund are denominated in U.S. dollars, the amount payable on the notes at maturity will not be adjusted, unless otherwise specified in the relevant product supplement or terms supplements, for changes in the exchange rate between the U.S. dollar and each of the currencies in which the stocks composing the Russian Depositary Receipts Index®, the FTSE/Xinhua China 25 Index™ and the iShares® MSCI Brazil Index Fund are denominated.

Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the amount payable on the notes at maturity. The amount we pay in respect of the notes on the maturity date, if any, will be determined solely in accordance with the procedures described in the relevant product supplement.

Each publisher may adjust its Index in a way that affects its level and adversely affects the value of your note, and each publisher has no obligation to consider your interests.

Wiener Börse AG is responsible for calculating and maintaining the Russian Depositary Receipts Index®. FTSE/Xinhua Index Limited (“FXI”), the publisher of the FTSE/Xinhua China 25 Index™, is responsible for calculating and maintaining the FTSE/Xinhua China 25 Index™. Barclays Global Investors, N.A. (“BGI”) is the publisher of the iShares® MSCI Brazil Index Fund and is responsible for calculating and maintaining the iShares® MSCI Brazil Index Fund. Morgan Stanley Capital International Inc. (“MSCI”), the publisher of the MSCI Brazil IndexSM, is responsible for calculating and maintaining the MSCI Brazil IndexSM. We are not affiliated with Wiener Börse AG, FXI, BGI or MSCI in any way (except for licensing arrangements discussed below in “The Russian Depositary Receipts Index®”, “The FTSE/Xinhua China 25 Index™” and “The iShares® MSCI Brazil Index Fund” and have no way to control or predict their actions including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the Russian Depositary Receipts Index®, the FTSE/Xinhua China 25 Index™ and the iShares® MSCI Brazil Index Fund.

Each of Wiener Börse AG, FXI, BGI or MSCI can add, delete or substitute the stocks underlying its Index or Fund or make other methodological changes that could change the level of its Index. You should realize that the changing of companies included in either Index may affect such Index and changes in the assets of the Basket Fund may affect the Basket Fund, and in turn the Basket, as a newly added company or asset may perform significantly better or worse than the company, companies or assets it replaces. Additionally, each of Wiener Börse AG, FXI, BGI or MSCI may alter, discontinue or suspend calculation or dissemination of its Index or Fund. Any of these actions could affect the level of the Basket and adversely affect the value of your notes. Each of Wiener Börse AG, FXI, BGI or MSCI has no obligation to consider your interests in calculating or revising its Index or Fund. See “The Russian Depositary Receipts Index®”, “The FTSE/Xinhua China 25 Index™” and “The iShares® MSCI Brazil Index Fund.”

Neither Lehman Brothers Holdings Inc. nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the Basket Components or the publishers of such Basket Components contained in this underlying supplement or any public disclosure of information by such publishers. You, as an investor in the notes, should make your own investigation into the component indices and the publishers of such component indices.

We cannot control actions by the companies whose stocks or other equity securities are represented in the Basket Components.

We are not affiliated with any of the other companies whose stock is represented in the Basket Components. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Basket Components or your notes. None of the money you pay us will go to Wiener Börse AG, FXI, BGI or MSCI or any of the companies represented in the Basket and none of those companies will be involved in the offering of notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

There are risks associated with the iShares® MSCI Brazil Index Fund.

Although shares of the iShares® MSCI Brazil Index Fund are listed for trading on the NYSE and a number of similar products have been traded on the NYSE for varying periods of time, there is no assurance that an active trading market will continue for the shares of the iShares® MSCI Brazil Index Fund or that there will be liquidity in the trading market.

The correlation between the performance of the iShares® Brazil Index Fund and the performance of the MSCI Brazil IndexSM may be imperfect.

While the performance of the iShares® MSCI Brazil Index Fund is linked principally to the performance of the MSCI Brazil IndexSM, the performance of the iShares® MSCI Brazil Index Fund is also generally linked in part to other securities, because Barclays Global Fund Advisors (“BGFA”) may invest up to 10% of the iShares® MSCI Brazil Index Fund’s assets in futures contracts, other types of options and swaps related to the MSCI Brazil IndexSM, as well as cash and cash equivalents, including share of money market funds affiliated with BGFA. In addition, the iShares® MSCI Brazil Index Fund may invest in securities included in the Brazilian market, but not in the MSCI Brazil IndexSM. Moreover, the iShares® MSCI Brazil Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI Brazil IndexSM. Finally, because the shares of the iShares® MSCI Brazil Index Fund are traded on the NYSE and are subject to market supply and investor demand, the market value of one share of the iShares® MSCI Brazil Index Fund may differ from the net asset value per share of the iShares® MSCI Brazil Index Fund.

For all of the foregoing reasons, the performance of the iShares® MSCI Brazil Index Fund may not correlate perfectly with the performance of the MSCI Brazil IndexSM. Because of this imperfect correlation, the return on the notes will not be the same as an investment directly in the iShares® MSCI Brazil Index Fund or in the MSCI Brazil IndexSM or in the equity securities included in the MSCI Brazil IndexSM, and will not be the same as a debt security with a payment at maturity linked to the performance of the MSCI Brazil IndexSM.

You will have no shareholder rights in issuers of stocks underlying the Russian Depositary Receipts Index®, the FTSE/Xinhua China 25 Index™ and the iShares® MSCI Brazil Index Fund.

Investing in the notes is not equivalent to investing in the securities underlying the Russian Depositary Receipts Index®, the FTSE/Xinhua China 25 Index™ and the iShares® MSCI Brazil Index Fund. As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Russian Depositary Receipts Index®, the FTSE/Xinhua China 25 Index™ and the iShares® MSCI Brazil Index Fund would have.

An investment in the notes is subject to risks associated with non-U.S. securities markets.

The stocks that constitute the Russian Depositary Receipts Index®, the FTSE/Xinhua China 25 Index™ and the iShares® MSCI Brazil Index Fund have been issued by non-U.S. companies. Investments in securities indexed to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

The securities markets on which the stocks of the companies included in the Basket Components are traded are not as large as the U.S. securities markets and have substantially less trading volume, resulting in a lack of liquidity and high price volatility relative to the U.S. securities markets. There is also a high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries, as well as a high concentration of certain types of investors (including investment funds and other institutional investors) in these securities markets. As a result, the securities markets on which the stocks of the companies included in the Basket Components are traded may be subject to significantly greater risk and price volatility than the U.S. securities markets.

The notes may be subject to currency exchange risk.

Because the prices of the component stocks included in the Russian Depositary Receipts Index®, the FTSE/Xinhua China 25 Index™ and the iShares® MSCI Brazil Index Fund may be converted into foreign currency for the purposes of calculating the level of such index, indices or fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the countries represented in any such index, indices or fund. An investor’s net exposure will depend on the extent to which the currencies of the component stocks included in any such index, indices or fund strengthen or weaken against the foreign currency. If, taking into account such weighting, the foreign currency strengthens against the respective component currencies, the level of the applicable Basket Component may be adversely affected, and the payment at maturity of the notes may be reduced.

Of particular importance to potential currency exchange risks are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

Time differences between the cities where the component indices trade and New York City may create discrepancies in trading levels.

As a result of the time difference between the cities where the securities underlying the component indices trade and New York City (where the notes may trade), there may be discrepancies between the levels of the Basket Components and the trading prices of the notes. In addition, there may be periods when the foreign securities markets are closed for trading (for example during holidays in a foreign country), as a result of which the levels of the component indices remain unchanged for multiple trading days in New York City.

THE BASKET

The Basket will consist of the three Basket Components, which will be equally weighted unless otherwise specified in the relevant terms supplements. The level of the Basket will increase or decrease depending on the performance of the Basket Components.

THE RUSSIAN DEPOSITARY RECEIPTS INDEX®

We have derived all information contained in this underlying supplement no. 870 regarding the Russian Depositary Receipts Index®, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Wiener Börse AG. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the Russian Depositary Receipts Index® may be obtained at the Wiener Börse AG web site (http://en.wienerborse.at/). Information contained in the Wiener Börse AG web site is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the Russian Depositary Receipts Index® at any time from the Bloomberg Financial Markets page “RDX <Index> <GO>“ or from the Wiener Börse web site at http://en.wienerborse.at/.

Russian Depositary Receipts Index® Composition and Maintenance

The selection criteria for depositary receipts included in the Russian Depositary Receipts Index® are: liquidity of the depositary receipts, market capitalization and significance of the underlying stocks, price availability of the depositary receipt, sector representativeness, market interest and exchange listing. The most important criteria are market capitalization and liquidity. The selection of stocks for inclusion in the Russian Depositary Receipts Index® is made on a semi-annual basis by the RDX Committee, which consists of representatives of the Wiener Börse AG, members of Wiener Börse AG, financial institutions issuing financial products on the Russian Depositary Index, academic circles and market experts. The RDX Committee is the central decision-making body for all adjustments and changes to the Russian Depositary Receipts Index®.

There is no limit to the maximum number of depositary receipts that may be contained in the Russian Depositary Receipts Index®. Only depositary receipts on ordinary shares of companies that have their seat in Russia are included in the Russian Depositary Receipts Index®. Depositary receipts on stocks with special rights attached, National Privatization Units, investment fund shares and similar investment forms set up as stock corporations are not eligible for inclusion in the Russian Depositary Receipts Index®.

The weighting of each depositary receipt in the Russian Depositary Receipts Index® is determined on the basis of its weighted market capitalization (number of stocks multiplied by the current price of the depositary receipts on the London Stock Exchange) and the conversion factor for the depositary receipts multiplied by the weighing factors.

The Russian Depositary Receipts Index® incorporates free float factors (the free float of a stock represented by a component depositary receipt is defined as the percentage of the shares of the issuing company which are available for trading). This is designed to prevent stocks with a high market capitalization and low free float from having too much influence on the Index as well as to prevent manipulation. The free float is represented by four weighting factors: 0.25 – 0.5 – 0.75 or 1, and the weighting factor that just exceeds the determined free float is used. The free float factor is determined by Wiener Börse AG and adjusted on a quarterly basis based on information disclosed regarding participating interests in exchange-listed companies, which is made available by the respective marketplace, securities registry office or data vendor, or by the company itself.

The Russian Depositary Index also incorporates a representation factor to ensure that a component depositary receipt of the Russian Depositary Index cannot exceed a maximum weighting cap of 25%. The representation factor may be a value of between 0.01 and 1.00 and is rounded off at two decimal points, and is reviewed on a quarterly basis. The representation factors are immediately reviewed in the event of an operational adjustment to the index (e.g. the immediate inclusion of a newly listed stock or the exclusion of an index member) that significantly changes the percentage accounted for by the index member with the highest weighting.

The Russian Depositary Receipts Index® Calculation and Maintenance

The Russian Depositary Receipts Index® is calculated in U.S. dollars. Generally, the stock price data used for the calculation of the Russian Depositary Receipts Index® are the prices for depositary receipts from the London Stock Exchange transmitted by Reuters and received by Wiener Börse AG. The Russian Depositary Index is calculated on every trading day for depositary receipts on the London Stock Exchange regardless of whether trading takes place in the underlying stocks at the local exchange.

The calculation parameters are reviewed on a quarterly basis (March, June, September and December) at the beginning of the month. The review covers the following items:

•	Determination of the number of shares issued for a stock contained in the Russian Depositary Receipts Index® if it has not yet been taken into account in the course of a previous corporate action.

•	Definition of the free float factor for the stocks contained in the Russian Depositary Receipts Index®.

•	Definition of the indicative representation factors for the stocks contained in the Russian Depositary Receipts Index®.

•	Determination of the effective date of the changes adopted.

Generally, changes are executed after trading closes on the last trading day in the Russian Depositary Receipts Index® products in the March, June, September and December.

In addition, the Russian Depositary Receipts Index® is subject to semi-annual review for changes to its composition.

The Russian Depositary Receipts Index® is subject to periodic adjustments, including the inclusion of new issues or the exclusion of depositary receipts, changes to the free float factor, changes in the representation factor, and adjustments of the number of listed shares of a company on which depositary receipts have been issued. A watch list serves as a basis for the inclusion and exclusion of depositary receipts in the Russian Depositary Receipts Index®.

In addition to these periodic adjustments, Wiener Börse AG also makes operational adjustments on an as-needed basis to account for the issue of subscription rights, stock splits and reverse stock splits, the suspension of trading in a stock represented by a constituent depositary receipt, and the de-listing of a stock represented by a constituent depositary receipt.

The Russian Depositary Receipts Index® is a capitalization-weighted price index consisting of the most actively traded depositary receipts of the blue chip stocks of the Russian stock market traded on the London Stock Exchange. The Russian Depositary Receipts Index® is not adjusted for dividend payments on the constituent depositary receipts. As of July 10, 2007, (according to Bloomberg Financial Markets) the Russian Depositary Receipts Index® included 12 depositary receipts, the most heavily weighted of which were Gazprom (25.08%), Norilsk Nickel (17.83%), Rosneft (11.44%), LUKoil (11.19%) and Surgutneftegaz (10.86%).

Discontinuation of the Russian Depositary Receipts Index®; Alteration of Method of Calculation

If Wiener Börse AG discontinues publication of the Russian Depositary Receipts Index® and Wiener Börse AG or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Russian Depositary Receipts Index® (such index being referred to herein as a “Russian Depositary Receipts successor index”), then any Russian Depositary Receipts Index® closing level on the relevant Initial Averaging Date(s), if applicable, Basket Valuation Date(s) or other relevant date or dates as set forth in the relevant terms supplement will be determined by reference to the level of such Russian Depositary Receipts successor index at the close of trading on the relevant exchange or market for the Russian Depositary Receipts successor index on such day.

Upon any selection by the calculation agent of a Russian Depositary Receipts successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If Wiener Börse AG discontinues publication of the Russian Depositary Receipts Index® prior to, and such discontinuation is continuing on, an Initial Averaging Date, if applicable, a Basket Valuation Date or other relevant date as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no Russian Depositary Receipts successor index is available at such time, or the calculation agent has previously selected a Russian Depositary Receipts successor index and publication of such Russian Depositary Receipts successor index is discontinued prior to, and such discontinuation is continuing on, such Initial Averaging Date, Basket Valuation Date or other relevant date, then the calculation agent will determine the Russian Depositary Receipts Index® closing level for such date. The Russian Depositary Receipts Index® closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Russian Depositary Receipts Index® or Russian Depositary Receipts successor index, as applicable, last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently included in the Russian Depositary Receipts Index® or Russian Depositary Receipts successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the Russian Depositary Receipts Index® or Russian Depositary Receipts successor index, as applicable, may adversely affect the value of the notes.

If at any time the method of calculating the Russian Depositary Receipts Index® or a Russian Depositary Receipts successor index, or the level thereof, is changed in a material respect, or if the Russian Depositary Receipts Index® or a Russian Depositary Receipts successor index is in any other way modified so that the Russian Depositary Receipts Index® or such Russian Depositary Receipts successor index does not, in the opinion of the calculation agent, fairly represent the level of the Russian Depositary Receipts Index® or such Russian Depositary Receipts successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Russian Depositary Receipts Index® closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Russian Depositary Receipts Index® or such Russian Depositary Receipts successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Russian Depositary Receipts Index® closing level with reference to the Russian Depositary Receipts Index® or such Russian Depositary Receipts successor index, as adjusted. Accordingly, if the method of calculating the Russian Depositary Receipts Index® or a Russian Depositary Receipts successor index is modified so that the level of the Russian Depositary Receipts Index® or such Russian Depositary Receipts successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Russian Depositary Receipts Index®), then the calculation agent will adjust its calculation of the Russian Depositary Receipts Index® or such Russian Depositary Receipts successor index in order to arrive at a level of the Russian Depositary Receipts Index® or such Russian Depositary Receipts successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with Wiener Börse AG

Wiener Börse AG and Lehman Brothers Holdings Inc. have entered into a non-exclusive license agreement providing for the sub-license to us, and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the Index, which is owned and published by Wiener Börse AG, in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by Wiener Börse AG. Wiener Börse AG makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Russian Depositary Receipts Index® to track general stock market performance. Wiener Börse AG’s only relationship to Lehman Brothers Holdings Inc. is the licensing of certain trademarks and trade names of Wiener Börse AG without regard to Lehman Brothers Holdings Inc. or the notes. Wiener Börse AG has no obligation to take the needs of Lehman Brothers Holdings Inc. or the holders of the notes into consideration in determining, composing or calculating the Russian Depositary Receipts Index®. Wiener Börse AG is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. Wiener Börse AG has no obligation or liability in connection with the administration, marketing or trading of the notes.

WIENER BÖRSE AG DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSIAN DEPOSITARY RECEIPTS INDEX® OR ANY DATA INCLUDED THEREIN AND WIENER BÖRSE AG SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. WIENER BÖRSE AG MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS HOLDINGS INC., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSIAN DEPOSITARY RECEIPTS INDEX® OR ANY DATA INCLUDED THEREIN. WIENER BÖRSE AG MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSIAN DEPOSITARY RECEIPTS INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL WIENER BÖRSE AG HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“WIENER BÖRSE” AND “RUSSIAN DEPOSITARY RECEIPTS INDEX®” ARE TRADEMARKS OF THE WIENER BÖRSE AG AND HAVE BEEN LICENSED FOR USE BY J.P. MORGAN SECURITIES INC. AND SUB-LICENSED FOR USE BY LEHMAN BROTHERS HOLDINGS INC. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY WIENER BÖRSE AG AND WIENER BÖRSE AG MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.

THE FTSE/XINHUA CHINA 25 INDEX™

We have derived all information contained in this underlying supplement no. 870 regarding the FTSE/Xinhua China 25 Index™, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, FTSE/Xinhua Index Limited (“FXI”), a joint venture of FTSE Group (“FTSE”) and Xinhua Finance (“Xinhua”). We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the FTSE/Xinhua China 25 Index™ may be obtained at the FTSE/Xinhua Index Limited web site (www.ftsexinhua.com). Information contained in the FTSE/Xinhua Index Limited web site is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the FTSE/Xinhua China 25 Index™ at any time from the Bloomberg® service under the symbol “XIN0I,” or from the FTSE/Xinhua Index Limited web site at www.ftsexinhua.com.

FTSE/Xinhua China 25 Index™ Composition and Maintenance

The FTSE/Xinhua China 25 Index™ is a stock index calculated, maintained, published and disseminated by FXI. The FTSE/Xinhua China 25 Index™ is designed to represent the performance of the mainland Chinese market that is available to international investors. The FTSE/Xinhua China 25 Index™ is quoted in Hong Kong dollars (“HKD”) and currently is based on the 25 largest and most liquid Chinese stocks (called “H” shares and “Red Chip” shares), listed and trading on the Stock Exchange of Hong Kong Ltd. (“HKSE”). “H” shares are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese Government for listing and trading on the HKSE. “Red Chip” shares are securities of Hong Kong-incorporated companies, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China. “H” shares are quoted and traded in HKD and are available only to international investors and not to those from the People’s Republic of China. The following criteria, among others, are used to ensure that illiquid securities are excluded:

•

Price. FXI must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. FXI may exclude a security from the FTSE/Xinhua China 25 Index™ if it considers that an “accurate and reliable” price is not available. The FTSE/Xinhua China 25 Index™ uses the last trade prices from the relevant stock exchanges, when available.

•

Liquidity. Securities in the FTSE/Xinhua China 25 Index™ will be reviewed annually for liquidity. Securities which do not turn over at least 2.0% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the quarterly review by FXI Index Committee will not be eligible for inclusion in the FTSE/Xinhua China 25 Index™. An existing constituent failing to trade at least 2.0% of its shares in issue, after the application of any free float restrictions, per month for more than four of the twelve months prior to the quarterly review will be removed after close of the Index calculation on the next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

•

New Issues. New issues, which do not qualify as early entrants to the FTSE/Xinhua China 25 Index™, must have a minimum trading record of at least 20 trading days prior to the date of the review and turnover of a minimum of 2% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

The FTSE/Xinhua China 25 Index™, like other indices of FXI, is governed by an independent advisory committee that ensures that the Index is operated in accordance with its published ground rules, and that the rules remain relevant to the FTSE/Xinhua China 25 Index™.

FTSE/Xinhua China 25 Index™ Calculation

The FTSE/Xinhua China 25 Index™ is calculated using the free float index calculation methodology of the FTSE Group. The Index is calculated using the following algorithm:

((pn1 • en1) • sn1 • fn1 • cn1)
d

n = 1,2,3.......,n

where p is the latest trade price of the component security, e is the exchange rate required to convert the security’s home currency into the index’s base currency, s is the number of shares of the security in issue, f is the portion of free floating shares, adjusted in accordance with the policies of the FXI, c is the capping factor published by the FXI at the most recent quarterly review of the index, and d is the divisor, a figure that represents the total issued share capital of the index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the index.

The FTSE/Xinhua China 25 Index™ uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations. Under this methodology, FXI excludes from free floating shares trade investments in a FTSE/Xinhua China 25 Index™ constituent company by another FTSE/Xinhua China 25 Index™ constituent company, significant long-term holdings by founders, directors and/or their families, employee share schemes (if restricted), government holdings, foreign ownership limits, and portfolio investments subject to lock-in clauses (for the duration of the clause). Free float restrictions are calculated using available published information. The initial weighting of a FTSE/Xinhua China 25 Index™ constituent stock is applied in bands, as follows:

Free float less than or equal to 15%	0%	Ineligible for inclusion in the FTSE/Xinhua China 25 Index™, unless free float is also greater than 5% and the full market capitalization is greater than US$2.5 billion (or local currency equivalent), in which case actual free float is used.
Free float greater than 15% but less than or equal to 20%	20%
Free float greater than 20% but less than or equal to 30%	30%
Free float greater than 30% but less than or equal to 40%	40%
Free float greater than 40% but less than or equal to 50%	50%
Free float greater than 50% but less than or equal to 75%	75%
Free float greater than 75%	100%

These bands are narrow at the lower end, to ensure that there is sufficient sensitivity in order to maintain accurate representation, and broader at the higher end, in order to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event. Following the application of an initial free float restriction, a FTSE/Xinhua China 25 Index™ constituent stock’s free float will only be changed if its actual free float is more than 5 percentage points above the minimum or 5 percentage points below the maximum of an adjacent band. This 5 percentage point threshold does not apply if the initial free float is less than 15%. Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above. The FTSE/Xinhua China 25 Index™ is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the FTSE/Xinhua China 25 Index™. Implementation of any changes takes place after the close of the index calculation on the third Friday in January, April, July and October. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the FTSE/Xinhua China 25 Index™, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event. Securities must be sufficiently liquid to be traded.

The Stock Exchange of Hong Kong Ltd.

Trading on the HKSE is fully electronic through an Automatic Order Matching and Execution System. The system is an electronic order book in which orders are matched and executed instantaneously if there are matching orders in the book, and on the basis of time/price priority. On-line real-time order entry and execution have eliminated the previous limitations of telephone-based trading. Trading takes place through trading terminals on the trading floor or through the off-floor trading devices at Exchange Participants’ offices. There are no market-makers on the HKSE, but exchange dealers may act as dual capacity broker-dealers. Trading is undertaken from 10:00 a.m. to 12:30 p.m. and then from 2:30 p.m. to 4:00 p.m. (Hong Kong time) every Hong Kong day except Saturdays, Sundays and other days on which the HKSE is closed. Hong Kong time is 12 hours ahead of Eastern Daylight Savings Time and 13 hours ahead of Eastern Standard Time. Settlement of trade is required within 48 hours and is conducted by electronic book-entry delivery through the Central Clearing and Settlement System.

Due to the time differences between New York City and Hong Kong, on any normal trading day, trading on the HKSE currently will cease at 12:30 a.m. or 4:00 a.m., Eastern Daylight Savings Time. The FTSE/Xinhua China 25 Index™ is calculated in real-time and published every 15 seconds and index values can be found at www.ftse.com.

The HKSE has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances or market volatility. Where the HKSE considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time suspend dealings in any securities or cancel the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The HKSE may also do so where:

•	an issuer fails, in a manner which the HKSE considers material, to comply with the HKSE Listing Rules or its Listing Agreements;

•	the HKSE considers there are insufficient securities in the hands of the public;

•	the HKSE considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer’s securities; or

•	the HKSE considers that the issuer or its business is no longer suitable for listing.

Investors should also be aware that the HKSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, until certain price-sensitive information has been disclosed to the public. Trading will not be resumed until a formal announcement has been made. Trading of a company’s shares may also be suspended if there is unusual trading activity in such shares.

An issuer may apply for suspension of its own accord. A suspension request will normally be acceded to only in the following circumstances:

•	where, for a reason acceptable to the HKSE, price sensitive information cannot at that time be disclosed;

•

where the issuer is subject to an offer, but only where terms have been agreed in principle and require discussion with, and agreement by, one or more major shareholders (suspensions will only normally be appropriate where no previous announcement has been made);

•	to maintain an orderly market;

•

where there is an occurrence of certain levels of notifiable transactions, such as substantial changes in the nature, control or structure of the issuer, where publication of full details is necessary to permit a realistic valuation to be made of the securities concerned, or the approval of shareholders is required;

•	where the issuer is no longer suitable for listing, or becomes a “cash” company; or

•	for issuers going into receivership or liquidation.

As a result of the foregoing, variations in the FTSE/Xinhua China 25 Index™ may be limited by suspension of trading of individual stocks which make up the FTSE/Xinhua China 25 Index™ which may, in turn, adversely affect the value of the notes.

Discontinuation of the FTSE/Xinhua China 25 Index™; Alteration of Method of Calculation

FXI has no obligation to continue to publish, and may discontinue publication of, the FTSE/Xinhua China 25 Index™. If FXI discontinues publication of the FTSE/Xinhua China 25 Index™ and FXI or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued FTSE/Xinhua China 25 Index™ (such index being referred to herein as a “FTSE Xinhua successor index”), then any Index closing level will be determined by reference to the level of such FTSE Xinhua successor index at the close of trading on the relevant exchange or market for the FTSE Xinhua successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplements.

Upon any selection by the calculation agent of a FTSE Xinhua successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If FXI discontinues publication of the FTSE/Xinhua China 25 Index™ prior to, and such discontinuance is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplements and the calculation agent determines, in its sole discretion, that no FTSE Xinhua successor index is available at such time, or the calculation agent has previously selected an FTSE Xinhua successor index and publication of such FTSE Xinhua successor index is discontinued prior to, and such discontinuation is continuing on such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if FXI (or the publisher of any FTSE/Xinhua China 25 successor index) fails to calculate and publish a closing level for the FTSE/Xinhua China 25 Index™ (or any FTSE/Xinhua China 25 successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level on such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the FTSE/Xinhua China 25 Index™ or FTSE Xinhua successor index, as applicable, last in effect prior to such discontinuance or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the FTSE/Xinhua China 25 Index™ or FTSE Xinhua successor index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication or failure to calculate or publish the closing level of the FTSE/Xinhua China 25 Index™ may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the FTSE/Xinhua China 25 Index™ or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the FTSE/Xinhua China 25 Index™ or a FTSE Xinhua successor index, or the level thereof, is changed in a material respect, or if the FTSE/Xinhua China 25 Index™ or a FTSE Xinhua successor index is in any other way modified so that the FTSE/Xinhua China 25 Index™ or such FTSE Xinhua successor index does not, in the opinion of the calculation agent, fairly represent the level of the

FTSE/Xinhua China 25 Index™ or such FTSE Xinhua successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the FTSE/Xinhua China 25 Index™ closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the FTSE/Xinhua China 25 Index™ or such FTSE Xinhua successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the FTSE/Xinhua China 25 Index™ or such FTSE Xinhua successor index, as adjusted. Accordingly, if the method of calculating the FTSE/Xinhua China 25 Index™ or a FTSE Xinhua successor index is modified so that the level of the FTSE/Xinhua China 25 Index™ or such FTSE Xinhua successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in FTSE/Xinhua China 25 Index™), then the calculation agent will adjust its calculation of the FTSE/Xinhua China 25 Index™ or such FTSE Xinhua successor index in order to arrive at a level of the FTSE/Xinhua China 25 Index™ or such FTSE Xinhua successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with FXI

Lehman Brothers Holdings Inc. has entered into a non-exclusive license agreement with The Financial Times Limited (“FT”) and FTSE/Xinhua Index Limited, providing for the license to Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the FTSE/Xinhua China 25 Index™ in connection with certain products, including the notes.

The notes are not in any way sponsored, endorsed, sold or promoted by FXI, FTSE or Xinhua or by the London Stock Exchange PLC (the “London Stock Exchange”) or by FT and neither FXI, FTSE, Xinhua nor the London Stock Exchange nor FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE/Xinhua China 25 Index™ and/or the figure at which the FTSE/Xinhua China 25 Index™ stands at any particular time on any particular day or otherwise. The FTSE/Xinhua China 25 Index™ is compiled and calculated by or on behalf of FXI. However, neither FXI or FTSE or Xinhua or the London Stock Exchange or FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE/Xinhua China 25 Index™ and neither FXI, FTSE, Xinhua or the London Stock Exchange or FT shall be under any obligation to advise any person of any error therein.

The FTSE/Xinhua China 25 Index™ is calculated by or on behalf of FXI. FXI does not sponsor, endorse or promote the notes.

ALL COPYRIGHT IN THE FTSE/XINHUA CHINA 25 INDEX™ VALUES AND CONSTITUENT LIST VEST IN FXI. LEHMAN BROTHERS HOLDINGS INC. HAS OBTAINED FULL LICENSE FROM FXI TO USE SUCH COPYRIGHT IN THE CREATION OF THE NOTES.

“FTSE®”, “FT-SE®” AND “FOOTSIE®” ARE TRADE MARKS JOINTLY OWNED BY THE LONDON STOCK EXCHANGE PLC AND THE FINANCIAL TIMES LIMITED. “FTSE XINHUA” IS A TRADE MARK OF FTSE INTERNATIONAL LIMITED. “XINHUA” IS A SERVICE MARK AND TRADE MARK OF XINHUA FINANCIAL NETWORK LIMITED. ALL MARKS ARE LICENSED FOR USE BY FXI.

THE iSHARES® MSCI BRAZIL INDEX FUND

We have derived all information contained in this underlying supplement no. 870 regarding the MSCI Brazil IndexSM, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the polices of, and is subject to change by Morgan Stanley Capital International Inc. (“MSCI”). Additionally, the iShares® MSCI Brazil Index Fund seeks to provide investment results that correspond generally to the MSCI Brazil IndexSM which reflects the policies of, and is subject to change by MSCI. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the iShares® MSCI Brazil Index Fund may be obtained at the MSCI Barra web site (www.mscibarra.com). Information contained in the MSCI Barra web site is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement. Additional information concerning the MSCI Brazil IndexSM may be obtained at the MSCI web site (www.mscibarra.com). Information contained in the MSCI web site is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the iShares® MSCI Brazil Index Fund at any time from the Bloomberg Financial Markets page “EWZ <Index> <GO>“ or from the MSCI Barra web site at www.mscibarra.com.

Investment Objective and Strategy

The iShares® MSCI Brazil Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the Brazilian market, as measured by the MSCI Brazil IndexSM (the “Underlying Index”). The iShares® MSCI Brazil Index Fund holds equity securities traded primarily in Brazil. The Underlying Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) as an equity benchmark for Brazilian stock performance, and is designed to measure equity market performance in Brazil.

As of June 29, 2007, the iShares® MSCI Brazil Index Fund’s three largest equity securities were Petroleo Brasileiro SA, Preferred; Cia Vale do Rio Doce, Preferred-Class A and Petroleo Brasileiro SA. Its three largest sectors were materials, energy and financials.

The iShares® MSCI Brazil Index Fund uses a representative sampling strategy (as described below under “Representative Sampling”) to try to track the Underlying Index. In order to provide additional flexibility to comply with the requirements of the U.S. Internal Revenue Code and other regulatory requirements and to manage future corporate actions and Underlying Index changes in the Brazilian market, the iShares® MSCI Brazil Index Fund will at all times invest at least 80% of its assets in the securities of the Underlying Index and ADRs based on securities of the Underlying Index, and at least 90% of its assets in the securities of the Underlying Index or in securities included in the Brazilian market, but not in the Underlying Index, or in ADRs based on the securities in the Underlying Index. The iShares® MSCI Brazil Index Fund may invest its other assets in futures contracts, other types of options and swaps related to the Underlying Index, as well as cash and cash equivalents, including share of money market funds affiliated with BGFA.

Representative Sampling

The iShares® MSCI Brazil Index Fund pursues a “representative sampling” strategy in attempting to track the performance of the Underlying Index, and generally does not hold all of the equity securities included in the Underlying Index. The iShares® MSCI Brazil Index Fund invests in a representative sample of securities in the Underlying Index, which have a similar investment profile as the Underlying Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the Underlying Index.

Correlation

The Underlying Index is a theoretical financial calculation, while the iShares® MSCI Brazil Index Fund is an actual investment portfolio. The performance of the iShares® MSCI Brazil Index Fund and the Underlying

Index will vary somewhat due to transaction costs, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The iShares® MSCI Brazil Index Fund, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using replication strategy. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The iShares® MSCI Brazil Index Fund will not concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the iShares® MSCI Brazil Index Fund will concentrate to approximately the same extent that the Underlying Index concentrates in the stocks of such particular industry or group of industries.

Holdings Information

As of June 29, 2007, 98.13% of the iShares® MSCI Brazil Index Fund’s holdings consisted of equity securities, 0.33% consisted of cash and 1.55% was in other assets, including dividends booked but not yet received. The following tables summarize the iShares® MSCI Brazil Index Fund’s top holdings in individual companies and by sector as of such date.

Top holdings in individual securities as of April 30, 2007

Company	Percentage of Total Holdings
Petroleo Brasileiro SA, Preferred	12.49%
Cia Vale do Rio Doce, Preferred-Class A	10.67%
Petroleo Brasileiro SA	10.14%
Cia Vale do Rio Doce, ADR	8.90%
Banko Bradesco SA, Preferred	6.96%
Banco Itau Holding Financeira, SA, Preferred	4.80%
Cia de Bebidas das Americas, Preferred	4.51%
Uniao de Bancos Brasileiros SA	4.27%
Gerdau SA, Preferred	2.57%
Cia Siderurgica Nacional SA	2.08%

Top holdings by sector as of April 30, 2007

Sector	Percentage of Total Holdings
Materials	29.64%
Energy	22.63%
Financials	16.03%
Consumer Staples	8.03%
Utilities	7.48%
Industrials	6.19%
Consumer Discretionary	4.14%
Telecommunication Services	3.84%
Health Care	0.30%
S-T Securities	0.26%

The information above was compiled from the iShares® website. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this product supplement no. 870 or any terms supplement.

The MSCI Brazil IndexSM

We have derived all information contained in this product supplement no. 870 regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The Underlying Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the Underlying Index.

The Underlying Index was developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in Brazil.

Underlying Index Composition and Calculation

The performance of the Underlying Index is a free float-adjusted, capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization in Brazil. Component companies must meet objective criteria for inclusion in the Underlying Index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. The Underlying Index has a base date of December 31, 1987.

The Underlying Index consists of stocks traded primarily on the Bolsa de Valores de São Paolo and is nondiversified. Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the Brazilian market. In general, all prices are taken from the Bolsa de Valores de São Paolo. The Underlying Index is rebalanced quarterly, calculated in U.S. dollars on a real time basis, and disseminated every 60 seconds during market trading hours. It is also calculated on an end of day basis.

MSCI targets an 85% free float adjusted market representation level within each industry group in Brazil. The security selection process within each industry group is based on analysis of the following:

•	Each company’s business activities and the diversification that its securities would bring to the index.

•

The size (based on free float-adjusted market capitalization) and liquidity of securities. All other things being equal, MSCI targets for inclusion the most sizable and liquid securities in an industry group. In addition, securities that do not meet the minimum size guidelines and/or securities with inadequate liquidity are not considered for inclusion. Though the following limits are subject to revision, as of the date of this underlying supplement, a security will be eligible for inclusion in the MSCI Brazil IndexSM if it achieves a free float adjusted market capitalization of U.S. $600 million and will be eligible for deletion if such capitalization falls below U.S. $300 million as of the yearly review. If, however, the free float adjusted market capitalization level falls significantly below the free float adjusted market capitalization level for deletions prior to a yearly review, for example during a quarterly review, then the security may be deleted prior to such yearly review.

•

The liquidity of the securities. All other things being equal, MSCI targets for inclusion the most liquid securities in an industry group. In addition, securities that have inadequate liquidity are not considered for inclusion. MSCI does not define absolute minimum or maximum liquidity levels for stock inclusion or exclusion from the MSCI Brazil IndexSM but considers each stock’s relative standing within Brazil and between cycles. A useful measure to compare liquidity within the same market is the Annualized Traded Value Ratio (“ATVR”), which screens out extreme daily trading volumes and takes into account the difference in market capitalization size. The ATVR Ratio of each security is calculated via the following 3-step process:

•

First, monthly median traded values are computed using the daily median traded value, multiplied by the number of days in the month that the security traded. The daily traded value of a security is equal to the number of shares traded during the day, multiplied by the closing price of that security. The daily median traded value is the median of the daily traded values in a given month.

•	Second, the monthly median traded value ratio is obtained by dividing the monthly median traded value of a security by its free float adjusted security market capitalization at the end of the month.

•	Third, the ATVR is obtained by multiplying the average of the monthly median trade value ratios of the previous 12 months—or the number of months for which this data is available—by 12.

Only securities of companies with an estimated overall or security free float greater than 15% are generally considered for inclusion in the MSCI Brazil IndexSM. For securities not subject to foreign ownership limitations, the free float of a security is estimated as its total number of shares outstanding less shareholdings classified as strategic and/or non-free float. For securities subject to foreign ownership limitations, the estimated free float available to foreign investors is equal to the lesser of (a) the total number of shares outstanding less shareholdings classified as strategic or non-free float and (b) foreign ownership limitation adjusted for non-free float stakes held by foreign investors.

MSCI free float adjusts the market capitalization of each security using an adjustment factor referred to as the Foreign Inclusion Factor (“FIF”). Securities not subject to foreign ownership limitations have a FIF equal to (a) the estimated free float, rounded up to the closest 5%, if the securities have a free float greater than 15% or (b) the estimated free float, rounded to the closest 1%, if the securities have a free float less than 15%. For securities subject to foreign ownership limitations, the FIF is equal to the lesser of (a) the estimated free float available to foreign investors (i) rounded up to the closest 5%, if the free float is greater than 15% or (ii) rounded to the closest 1%, if the free float is less than 15% and (b) foreign ownership limitation rounded to the closest 1%.

The free float adjusted market capitalization of a security is calculated as the product of the FIF and the security’s full market capitalization.

The MSCI Brazil IndexSM is computed generally by multiplying the previous day’s index level by the free float adjusted market capitalization level of each share in the MSCI Brazil IndexSM on the prior day divided by the free float adjusted market capitalization level of each share in the MSCI Brazil IndexSM on the current day. The numerator is adjusted market capitalization, but the denominator is unadjusted, meaning that the price adjustment factor is applied to the numerator, but not to the denominator.

Underlying Index Maintenance

There are three broad categories of MSCI Brazil IndexSM maintenance:

•	An annual full country index review that reassesses the various dimensions of the equity universe in Brazil;

•	Quarterly index reviews, aimed at promptly reflecting other significant market events; and

•	Ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index rapidly as they occur.

During the annual review, additions or deletions of securities are made (i) following the reappraisal of the free float adjusted industry group representation within a country relative to an 85% target, (ii) following an update of the minimum size guidelines for additions and deletions and (iii) based on a company’s and/or security’s free float of less than 15% that has decreased in size in terms of free float adjusted market capitalization due to reduction in free float or due to performance and that no longer meet certain criteria.

During a quarterly index review, securities may be added to or deleted from the MSCI Brazil IndexSM for a variety of reasons, including the following:

•

Additions or deletions of securities, due to one or more industry groups having become significantly over- or under-represented as a result of mergers, acquisitions, restructuring and other major market events affecting that industry group.

•

Additions or deletions resulting from changes in industry classification, significant increases or decreases in free float and relaxation/removal or decreases of foreign ownership limits not implemented immediately.

•	Additions of large companies that did not meet the minimum size criterion for early inclusion at the time of their initial public offering or secondary offering.

•

Newly listed equity securities available to foreign investors may be considered for early inclusion at the time of the quarterly review if the security meets the index constituent eligibility rules and guidelines and has a free float-adjusted market capitalization of at least U.S. $2,400 million.

•	Replacement of companies which are no longer suitable industry representatives.

•	Deletion of securities whose issuing company and/or security free float has fallen to less than 15% and which do not meet certain criteria.

•	Deletion of securities that have become very small or illiquid.

•	Replacement of securities (additions or deletions) resulting from the review of price source for constituents with both domestic and foreign board quotations.

•	Additions or deletions of securities as a result of other market events.

Discontinuation of the iShares® MSCI Brazil Index Fund; Alternate Calculation of Price and Closing Price

If the iShares® MSCI Brazil Index Fund (or a Brazil successor index fund (as defined herein)) is de-listed from the New York Stock Exchange (or any other relevant exchange), liquidated or otherwise terminated, the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued Basket Fund (or such Brazil successor index fund) (such successor fund being referred to herein as an “Brazil successor index fund”). If the iShares® MSCI Brazil Index Fund (or a Brazil successor index fund) is de-listed, liquidated or otherwise terminated and the calculation agent determines that no Brazil successor index fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate closing price of the shares of the iShares® MSCI Brazil Index Fund by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the iShares® MSCI Brazil Index Fund. If an Brazil successor index fund is selected or the calculation agent calculates a price or closing price, as applicable, by a computation methodology that the calculation determines will as closely as reasonably possible replicate the iShares® MSCI Brazil Index Fund, that Brazil successor index fund or closing price will be substituted for the iShares® MSCI Brazil Index Fund (or such Brazil successor index fund) for all purposes of the notes.

Upon any selection by the calculation agent of a Brazil successor index fund, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If at any time, the Underlying Index or the underlying index related to a Brazil successor index fund is changed in a material respect, or the iShares® MSCI Brazil Index Fund or a Brazil successor index fund in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the price of the shares of the iShares® MSCI Brazil Index Fund or such Brazil successor index fund had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the MSCI Brazil Final Share Price is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a closing price of an exchange traded fund comparable to the iShares® MSCI Brazil Index Fund (or such Brazil successor index fund) as if those changes or modifications had not been made, and calculate the closing price with reference to the iShares® MSCI Brazil Index Fund (or such successor index fund), as adjusted. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

The calculation agent will be solely responsible for the method of calculating the closing price of the shares of the iShares® MSCI Brazil Index Fund (or any successor index fund) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The calculation agent will provide information as to the method of calculating the closing price of the shares of the iShares® MSCI Brazil Index Fund upon written request by any investor in the notes.

License Agreement with BGI

We have entered into a non-exclusive license agreement with Barclays Global Investors, N.A. (“BGI”) pursuant to which BGI has licensed us the right to use the iShares® mark in connection with the iShares® MSCI Emerging Markets Index Fund.

The license agreement between us and BGI requires that the following language be stated in this underlying supplement: “iShares® is a registered mark of BGI. BGI has licensed certain trademarks and trade names of BGI to Lehman Brothers Holdings Inc. The notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

License Agreement with MSCI

We have entered into an agreement with MSCI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Underlying Index, which is owned and published by MSCI, in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by MSCI. Neither MSCI nor any other party makes any representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Underlying Index to track general stock market performance. MSCI is the licensor of certain trademarks, service marks and trade names of MSCI and of the Underlying Index, which index is determined, composed and calculated by MSCI without regard to the issuer of these notes. MSCI has no obligation to take the needs of the issuer of these notes or the owners of these notes into consideration in determining, composing or calculating the Underlying Index. MSCI is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. Neither MSCI nor any other party has an obligation or liability to owners of these notes in connection with the administration, marketing or trading of the notes.

THIS FINANCIAL PRODUCT IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MORGAN STANLEY CAPITAL INTERNATIONAL INC. (“MSCI”), ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY JPMORGAN CHASE & CO. (THE “LICENSEE”). NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THIS FINANCIAL PRODUCT OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THIS FINANCIAL PRODUCT PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS FINANCIAL PRODUCT OR THE ISSUER OR OWNER OF THIS FINANCIAL PRODUCT. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THIS FINANCIAL PRODUCT INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS FINANCIAL PRODUCT TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THIS FINANCIAL PRODUCT IS REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THIS FINANCIAL PRODUCT IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS FINANCIAL PRODUCT.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE FINANCIAL SECURITIES, OWNERS OF THE FINANCIAL SECURITIES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY

OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of this security, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.